Exhibit 99(b)




To:  Old Kent Financial Corporation
     Common Stock Shareholders


          As a shareholder of Old Kent Financial Corporation common stock, we are pleased to offer you this Dividend Reinvestment Plan. The Plan provides a convenient way to increase your ownership of Old Kent common stock without paying any brokerage commissions or service charges. Complete details are outlined in the enclosed prospectus describing the Plan. Please read the prospectus carefully.

          If you choose to participate in the Plan, your dividends will be automatically reinvested to purchase additional shares of Old Kent common stock each quarter. You may also make optional cash payments to the Plan up to $5,000 per quarter to purchase additional shares of Old Kent common stock without incurring any brokerage commissions or service charges.

          The administrator for the Plan is Old Kent Bank. If you have any questions regarding the Plan, our address and telephone number are listed in this brochure.

          We appreciate your investment in Old Kent Financial Corporation.

                                   Sincerely,

                                   /s/John C. Canepa
                                   John C. Canepa
                                   Chairman


                                   /s/David J. Wagner
                                   David J. Wagner
                                   President















                           BENEFITS OF THE PLAN


          The Old Kent Financial Corporation Dividend Reinvestment Plan provides a convenient and cost-effective way to increase your investment in Old Kent Financial Corporation. The Plan offers you the following benefits:

No Brokerage Commissions

          You incur no brokerage commissions or service charges on the reinvestment of dividends or the purchase of additional shares through the supplemental investment feature.

Opportunity to Purchase Additional Shares

          You may purchase additional shares of Old Kent common stock through the Plan with a $25 minimum direct cash payment. You may purchase up to $5,000 in additional shares each quarter.

Peace of Mind with Security Safekeeping

          For your convenience, Old Kent Bank will hold in safekeeping the shares it has purchased for you.

Simplified Record Keeping

          You will receive a detailed quarterly statement reflecting the number of shares held in your account, the number of shares purchased, and the value of the dividends reinvested during the statement period.

Convenience

          Reinvestment of dividends occurs automatically each quarter without requiring any action on your part.


                            HOW THE PLAN WORKS

Eligibility

          You must be a shareholder of record, with shares registered in your name, to be eligible for the Plan. If you enroll in the Plan, dividends on all shares which you hold of record will be reinvested.

Authorization

          Once you have completed, signed, and returned the enclosed Authorization Form, reinvestment of your dividends is automatic. Old Kent Bank, on your behalf, will receive all dividends on both the shares you hold directly and those acquired for you through the Plan.

Purchase Price of Shares

          Dividends will be used to purchase Old Kent Financial Corporation common stock at the market price reported on The NASDAQ Stock Market.

Fractional Shares

          If the total of your dividends is not large enough to buy a full additional share, your account will be credited with a fractional share, computed to three decimal places. This feature of the Plan permits your dividends to be fully reinvested.

Withdrawal

          You may terminate your participation in the Plan at any time by notifying Old Kent Bank in writing that you wish to withdraw from the Plan.

          If you withdraw from the Plan, all whole shares credited to your account and a cash payment for any fractional shares will be sent to you within 30 days from our receipt of your request to withdraw from the Plan. If you request an expedited sale, Old Kent will sell your shares promptly and forward the proceeds, less brokerage commissions, transfer taxes, and a $35 service charge, to you. You may rejoin the Plan at any time.

Voting Rights

          You can direct the voting of all shares held in your dividend reinvestment account. You will receive proxy materials and a request for voting instructions prior to any shareholder meeting.

How to Participate

          THIS BROCHURE SUMMARIZES THE PRINCIPAL ASPECTS OF THE PLAN. PARTICIPATION IN THE PLAN IS OFFERED ONLY BY MEANS OF A PROSPECTUS, WHICH ACCOMPANIES THE BROCHURE, AND WHICH DESCRIBES THE PLAN IN DETAIL. YOU SHOULD CAREFULLY READ THE PROSPECTUS BEFORE YOU DECIDE WHETHER TO
PARTICIPATE.

          After reading the prospectus, if you wish to participate in the Plan, simply complete, sign, and return the enclosed Authorization Form.

          Your participation will begin with the next dividend payment, provided your Authorization Form is received before the next dividend record date. A shareholder whose Authorization Form is received on or after the record date will not participate in the Plan until the following dividend.





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          Old Kent Financial Corporation reserves the right to suspend, amend, or terminate the Plan at any time. You will receive written notice of any such action.

          Questions concerning the Plan and requests for copies of the Prospectus should be addressed to:

               Old Kent Bank
               Shareholder Services
               111 Lyon Street, N.W.
               Grand Rapids, Michigan 49503-2495

          Telephone inquiries may be made to the Bank toll-free at
(800) 652-2657, extension 5482, or at (616) 771-5482.





































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